Exhibit 99.1

Roundy’s, Inc. Reports Third Quarter 2013 Financial Results

MILWAUKEE – November 7, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the third quarter and nine months ended September 28, 2013.

Q3 20131

•	Net sales increased 1.1% to $984.2 million

•	Net income was $3.8 million, or $0.08 diluted net earnings per common share, compared to $7.9 million, or $0.18 diluted net earnings per common share

•	Adjusted net income[2] was $3.2 million, or $0.07 adjusted diluted net earnings per common share[2], compared to $8.8 million, or $0.20 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA[2] was $34.2 million compared to $43.1 million

Year-to-Date 20131

•	Net sales increased 1.4% to $2,948.0 million

•	Net income was $25.9 million, or $0.57 diluted net earnings per common share, compared to $29.1 million, or $0.68 diluted net earnings per common share

•	Adjusted net income[2] was $25.3 million, or $0.56 adjusted diluted net earnings per common share[2], compared to $38.3 million, or $0.89 adjusted diluted net earnings per common share[2]

•	Adjusted EBITDA[2] was $129.4 million compared to $152.0 million

“During the third quarter, our core market stores continued to be impacted by the effects of both competitive square footage growth over the last four quarters and the weak economy,” said Robert Mariano, chairman, president and chief executive officer of Roundy’s. “In addition, we incurred an unusual amount of incremental marketing and advertising expenses associated with our Milwaukee Renewal effort and higher promotional activity. Despite these headwinds, our sales cadence improved throughout the third quarter and this has continued into the fourth quarter. These results give us confidence that our customer centric initiatives are resonating with consumers and we believe we are making the right long term decisions in order for us to stabilize our core markets and position us more positively heading into 2014.”

[1]	All comparisons are to the thirteen and thirty-nine weeks ended September 29, 2012.
[2]	Adjusted Net Income, Adjusted Net Earnings per Common Share and Adjusted EBITDA are non-GAAP financial measures. See the tables herein for important information about these measures and a full reconciliation to the most comparable GAAP measure.

Mr. Mariano concluded, “In our Chicago market, we continue to be pleased with the strong sales and profitability trends of our Mariano’s banner. We recently opened two additional stores after the end of the third quarter, which brings our total count of Mariano’s stores to 13, with 5 of the stores in the City of Chicago and 8 in suburban locations. We are on track to open an additional 5 stores in 2014 for a total of 18 Mariano’s locations.”

Financial Results for Third Quarter of 2013

Net sales for the third quarter of 2013 were $984.2 million, an increase of $10.6 million, or 1.1%, from $973.6 million for the third quarter of 2012. The increase primarily reflects the benefit of new stores, partially offset by a 3.7% decrease in same-store sales and the effect of three stores closed during 2013. The decline in same-store sales was due to a 4.7% decrease in the number of customer transactions, partially offset by a 1.0% increase in average transaction size. Same-store sales were negatively impacted by competitive store openings and the weak economic environment that continues to impact customer demand in the Company’s core markets as compared to the prior year period.

Gross profit for the third quarter of 2013 increased 0.8% to $253.1 million, from $251.2 million in the same period last year. Gross profit as a percentage of net sales was 25.7% for the third quarter of 2013, compared to 25.8% in the same period last year. The decrease in gross profit as a percentage of net sales primarily reflects increased shrink, partially offset by an increased perishable sales mix.

Operating and administrative expenses for the third quarter of 2013 increased to $234.9 million, from $225.9 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 23.9% in the third quarter of 2013, from 23.2% in the same period last year. This increase was primarily due to increased marketing costs related to the roll-out of the Company’s Fresh Perks and Milwaukee renewal marketing campaign, increased bonus expense, increased occupancy and labor costs related to new stores as well as reduced fixed cost leverage in the Company’s core business resulting from lower sales. The increased bonus expense compared to the prior year was primarily due to an accrual adjustment last year that reduced the expense in the prior year quarter.

For the third quarter of 2013, net income was $3.8 million, or $0.08 diluted net earnings per common share, compared to net income of $7.9 million, or $0.18 diluted net earnings per common share, for the third quarter of 2012. Adjusted net income for the third quarter of 2013 was $3.2 million, or $0.07 adjusted diluted net earnings per common share, compared to $8.8 million, or $0.20 adjusted diluted net earnings per common share, for the third quarter of 2012. Adjusted net income for the third quarter of 2013 excludes a $0.6 million benefit, or $0.01 per diluted common share, related to the reversal of a pension withdrawal liability recorded during the fourth quarter of 2012. Adjusted net income for the third quarter of 2012 excluded a $0.8 million after-tax charge, or $0.02 per diluted common share, for one-time employee related expenses.

Adjusted EBITDA for the third quarter of 2013 was $34.2 million, compared to $43.1 million in the third quarter of 2012. The decrease was primarily due to the effect of the factors mentioned above.

The Company paid a dividend of $0.12 per share on all outstanding shares of its common stock during the third quarter. In the fourth quarter of fiscal 2013, the Company declared a quarterly cash dividend of $0.12 per share of outstanding common stock, which will be paid on November 25, 2013 to stockholders of record as of November 18, 2013.

Year-to-Date Financial Results

Net sales were $2,948.0 million for the thirty-nine weeks ended September 28, 2013, an increase of $39.3 million, or 1.4%, from $2,908.7 million for the thirty-nine weeks ended September 29, 2012. The increase primarily reflects the benefit of new stores, partially offset by a 2.8% decrease in same-store sales and the effect of three stores closed during 2013. The decline in same-store sales was due to a 4.9% decrease in the number of customer transactions, partially offset by a 2.3% increase in average transaction size. Same-store sales comparisons were negatively impacted by competitive store openings, the mix shift to greater generic pharmacy sales and the weak economic environment that continues to impact customer demand in the Company’s core markets versus the same period last year.

Gross profit for the thirty-nine weeks ended September 28, 2013 increased 0.7% to $780.8 million, from $775.6 million in the same period last year. Gross profit as a percentage of net sales was 26.5% for the thirty-nine weeks ended September 28, 2013, compared to 26.7% in the same period last year. The decrease in gross profit as a percentage of net sales primarily reflects increased shrink, partially offset by an increased perishable sales mix.

Operating and administrative expenses for the thirty-nine weeks ended September 28, 2013 increased to $702.1 million, from $676.0 million in the same period last year. Operating and administrative expenses as a percentage of net sales increased to 23.8% for the year-to-date period, from 23.2% in the same period last year. This increase in the rate as a percentage of net sales was primarily due to increased occupancy and labor costs related to new stores as well as reduced fixed cost leverage in the Company’s core business resulting from lower sales.

For the thirty-nine weeks ended September 28, 2013, net income was $25.9 million, or $0.57 diluted net earnings per common share, compared to net income of $29.1 million, or $0.68 diluted net earnings per common share, for the thirty-nine weeks ended September 29, 2012. Adjusted net income for the thirty-nine weeks ended September 28, 2013 was $25.3 million, or $0.56 adjusted diluted net earnings per common share, compared to $38.3 million, or $0.89 adjusted diluted net earnings per common share, for the thirty-nine weeks ended September 29, 2012. Adjusted net income for the thirty-nine weeks ended September 28, 2013 excludes a $0.6 million benefit, or $0.01 per diluted common share, related to the reversal of a pension withdrawal liability recorded during the fourth quarter of 2012. Adjusted net income for the thirty-nine weeks ended September 29, 2012 excluded an $8.4 million after-tax charge, or $0.20 per diluted common share, for the early extinguishment of debt and one-time IPO expenses that occurred during the first quarter 2012 as well as one-time employee expenses of $0.8 million, or $0.02 per diluted common share, that occurred during the third quarter 2012.

Adjusted EBITDA for the thirty-nine weeks ended September 28, 2013 was $129.4 million, compared to $152.0 million in the thirty-nine weeks ended September 29, 2012. The decrease was primarily due to the effect of the factors mentioned above.

Net cash flows provided by operating activities for the thirty-nine weeks ended September 28, 2013 were $63.0 million, compared to net cash flows provided by operating activities of $48.4 million during the thirty-nine weeks ended September 29, 2012. The increase in cash provided by operating activities was due primarily to decreased inventory levels and the timing of payments for interest, offset by lower net income.

Fiscal 2013 Guidance

The Company updated its guidance for fiscal 2013. The following table provides information on the Company’s current estimated 2013 results:

Sales growth	1.50% to 1.75%
Same-store sales growth	(2.75%) to (2.50%)
Adjusted EBITDA	$168 to $171 million
Adjusted EBITDA Margin	4.3%
Interest Expense (1)	$47 to $50 million
Income Tax Rate	40.0%
Capital Expenditures	$63 to $68 million
New Store Openings	5
Diluted Net Earnings per Share	$0.71 to $0.73

(1)	Includes non-cash interest of approximately $2.4 million and $1.5 million related to amortization of deferred financing fees and original issue discount, respectively.

Conference Call

The Company will host a conference call and audio webcast today, November 7, 2013 at 4:30 p.m. ET (3:30 p.m. CT) to discuss financial results for the third quarter fiscal 2013. To access the conference call, participants should dial (888) 949-2791; passcode is 6486936. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through November 21, 2013. A telephone replay will be available through November 21, 2013 by calling (866) 382-4793 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 20,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 163 retail grocery stores and 101 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income, Adjusted Net Earnings Per Common Share and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Comprehensive Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of Non-GAAP Amounts.”

Forward-Looking Statements

This release contains forward-looking statements about the Company’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013
Net Sales	$973,595	$984,162	$2,908,682	$2,947,993
Costs and Expenses:
Cost of sales	722,432	731,060	2,133,065	2,167,225
Operating and administrative	225,907	234,921	676,022	702,078
Interest:
Interest expense, net	11,597	11,412	37,257	34,464
Amortization of deferred financing costs	574	573	1,840	1,720
Loss on debt extinguishment	—	—	13,304	—

	960,510	977,966	2,861,488	2,905,487

Income before Income Taxes	13,085	6,196	47,194	42,506
Provision for Income Taxes	5,152	2,429	18,079	16,620

Net Income	$7,933	$3,767	$29,115	$25,886

Net earnings per common share:
Basic	$0.18	$0.08	$0.68	$0.58
Diluted	$0.18	$0.08	$0.68	$0.57
Weighted average number of common shares outstanding:
Basic	44,824	44,971	42,455	44,940
Diluted	44,976	45,352	42,884	45,157
Dividends declared per share	$0.23	$0.12	$0.46	$0.36
Comprehensive Income	$8,603	$4,651	$31,126	$28,089

Reconciliation of Non-GAAP Amounts

Adjusted Net Income and Adjusted Net Earnings Per Common Share

The following is a summary of the calculation of Adjusted Net Income and Adjusted Net Earnings Per Common Share for the thirteen and thirty-nine weeks ended September 29, 2012 and September 28, 2013, respectively (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013
Net Income	$7,933	$3,767	$29,115	$25,886
Loss on debt extinguishment, net of tax	—	—	8,049	—
Executive recruiting fees and relocation expenses, net of tax	293	—	293	—
Severance to former executives, net of tax	547	—	547	—
Reversal of pension withdrawal liability	—	(608)	—	(608)
One-time IPO expenses, net of tax	—	—	314	—

Adjusted Net Income	$8,773	$3,159	$38,318	$25,278

Net earnings per common share (as reported):
Basic	$0.18	$0.08	$0.68	$0.58
Diluted	$0.18	$0.08	$0.68	$0.57
Adjustments per common share, diluted:
Loss on debt extinguishment, net of tax	$—	$—	$0.19	$—
Executive recruiting fees and relocation expenses, net of tax	$0.01	$—	$0.01	$—
Severance to former executives, net of tax	$0.01	$—	$0.01	$—
Reversal of pension withdrawal liability	$—	$(0.01)	$—	$(0.01)
One-time IPO expenses, net of tax	—	—	0.01	—
Adjusted net earnings per common share: (1)
Basic	$0.20	$0.07	$0.90	$0.56
Diluted	$0.20	$0.07	$0.89	$0.56

(1)	Amounts in table may not foot due to rounding.

The Company presents Adjusted Net Income and Adjusted Net Earnings Per Common Share, non-GAAP measures, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the thirteen and thirty-nine weeks ended September 29, 2012 and September 28, 2013, respectively (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013
Net Income	$7,933	$3,767	$29,115	$25,886
Interest expense	11,597	11,412	37,257	34,464
Provision for income taxes	5,152	2,429	18,079	16,620
Depreciation and amortization expense	15,781	15,983	47,992	48,794
LIFO charges	250	230	1,500	900
Amortization of deferred financing costs	574	573	1,840	1,720
Non-cash stock compensation expense	396	824	1,053	1,975
Executive recruiting fees and relocation expenses	484	—	484	—
Severance to former executives	904	—	904	—
Reversal of pension withdrawal liability	—	(1,006)	—	(1,006)
One-time IPO expenses	—	—	519	—
Loss on debt extinguishment	—	—	13,304	—

Adjusted EBITDA	$43,071	$34,212	$152,047	$129,353

The Company presents Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of its operating performance. The Company believes that Adjusted EBITDA is a useful performance measure and is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the Company’s business than measures under U.S. generally accepted accounting principles (‘‘GAAP’’) can provide alone. The Company’s board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including its senior executives.

The Company defines Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with the Company’s IPO (or subsequent offerings of Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of the Company’s results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from the Company’s, it omits these amounts to facilitate investors’ ability to make these comparisons. Similarly, the Company omits depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in the Company’s experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. The Company believes that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of the Company’s operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of the Company’s performance. Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (iii) it does not reflect income tax payments the Company may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 29, 2012	September 28, 2013
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$72,889	$77,554
Notes and accounts receivable, less allowance for losses	33,118	38,483
Merchandise inventories	292,673	293,490
Prepaid expenses	9,706	8,626
Deferred income taxes	5,259	5,453

Total current assets	413,645	423,606

Property and Equipment, net	314,044	300,313
Other Assets:
Other assets—net	46,410	43,193
Goodwill	605,986	605,986

Total other assets	652,396	649,179

Total assets	$1,380,085	$1,373,098

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$240,392	$226,214
Accrued wages and benefits	39,540	33,902
Other accrued expenses	40,594	50,698
Current maturities of long-term debt and capital lease obligations	10,918	11,243
Income taxes	2,292	1,586

Total current liabilities	333,736	323,643

Long-term Debt and Capital Lease Obligations	685,644	678,306
Deferred Income Taxes	59,112	52,840
Other Liabilities	108,327	112,016

Total liabilities	1,186,819	1,166,805

Commitments and Contingencies
Shareholders’ Equity:
Preferred stock (5,000 shares authorized at 12/29/12 and 9/28/13, respectively, $0.01 par value, 0 shares at 12/29/12 and 9/28/13, respectively, issued and outstanding)	—	—
Common stock (150,000 shares authorized, $0.01 par value, 45,654 shares and 46,791 shares at 12/29/12 and 9/28/13, respectively, issued and outstanding)	457	468
Additional paid-in capital	114,120	116,083
Retained earnings	125,649	134,499
Accumulated other comprehensive loss	(46,960)	(44,757)

Total shareholders’ equity	193,266	206,293

Total liabilities and shareholders’ equity	$1,380,085	$1,373,098

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	September 29, 2012	September 28, 2013
Cash Flows From Operating Activities:
Net income	$29,115	$25,886
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization, including deferred financing costs	49,832	50,514
(Gain) loss on sale of property and equipment	(123)	126
LIFO charges	1,500	900
Amortization of debt discount	1,008	1,113
Stock-based compensation expense	1,053	1,975
Loss on debt extinguishment	13,304	—
Deferred income taxes	392	(771)
Changes in operating assets and liabilities:
Notes and accounts receivable	(1,739)	(5,354)
Merchandise inventories	(11,800)	(1,717)
Prepaid expenses	92	1,080
Other assets	113	168
Accounts payable	(23,052)	(14,178)
Accrued expenses and other liabilities	(12,492)	3,376
Income taxes	1,171	(162)

Net cash flows provided by operating activities	48,374	62,956

Cash Flows From Investing Activities:
Capital expenditures	(40,434)	(34,014)
Proceeds from sale of property and equipment	129	518

Net cash flows used in investing activities	(40,305)	(33,496)

Cash Flows From Financing Activities:
Borrowings on revolving credit facility	9,750	30,000
Payments made on revolving credit facility	(9,750)	(30,000)
Proceeds from long-term borrowings	664,875	—
Payments of debt and capital lease obligations	(790,575)	(8,126)
Dividends paid to common shareholders	(20,619)	(16,279)
Payments of witholding taxes for vesting of restricted stock shares	—	(390)
Issuance of common stock, net of issuance costs	112,540	—
Debt issuance and refinancing fees and related expenses	(18,166)	—

Net cash flows used in financing activities	(51,945)	(24,795)

Net (decrease) increase in Cash and Cash Equivalents	(43,876)	4,665
Cash and Cash Equivalents, Beginning of Period	87,068	72,889

Cash and Cash Equivalents, End of Period	$43,192	$77,554

Supplemental Cash Flow Information:
Cash paid for interest	$42,239	$30,237
Cash paid for income taxes	16,516	17,553